EXHIBIT 3



                     NON-TRANSFERABLE CONTINGENT STOCK RIGHT

     THIS NON-TRANSFERABLE CONTINGENT STOCK RIGHT ("Right") is entered into as of December 31, 1998, by and among GE AMERICAN COMMUNICATIONS, INC., a Delaware corporation ("GE Americom"), GE CAPITAL SPACENET SERVICES, INC., a Delaware corporation and a wholly owned subsidiary of GE Americom ("Spacenet"), GILAT SATELLITE NETWORKS LTD., a corporation organized under the laws of Israel ("Gilat"), and JONAH ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Gilat ("Merger Sub").

     WHEREAS, GE Americom, Spacenet, Gilat and Merger Sub have entered into an Agreement and Plan of Merger dated as of September 25, 1998 ("Merger Agreement") pursuant to which Merger Sub will be merged with and into Spacenet, pursuant to and subject to the terms and conditions of the Merger Agreement;

     WHEREAS, this Right represents a portion of the consideration being paid by Gilat for Spacenet and is being delivered by Gilat to GE Americom pursuant to
Section 2.1(b) of the Merger Agreement;

     WHEREAS, each capitalized term used herein and not otherwise defined shall have the meaning set forth in the Merger Agreement;

     NOW, THEREFORE, in consideration of the foregoing and of the respective agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                            POST-CLOSING ADJUSTMENTS

     SECTION 1.1. Post-Closing Adjustments.

          (a) Closing Balance Sheet. Within 90 days after the Closing Date, GE Americom shall cause to be prepared and delivered to Gilat an audited consolidated balance sheet of Spacenet and the Spacenet Subsidiaries (which, for purposes of this Section 1.1, shall include those entities set forth on Schedule 2.2(a) of the Merger Agreement) as of the Closing Date (the "Closing Audited Balance Sheet"), which Closing Audited Balance Sheet shall be prepared by GE Americom in accordance with generally accepted accounting principles, as in effect in the United States, and substantially in the form of and in a manner consistent with past practice, and which shall be audited by KPMG Peat Marwick LLP or such other "Big Five" accounting firm (other than PricewaterhouseCoopers
LLP) as GE Americom shall determine. Together with the Closing Audited Balance Sheet, GE


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Americom shall deliver to Gilat a balance sheet (hereinafter  referred to as the
"Adjusted Closing Audited Balance Sheet") which shall be identical to the Closing Audited Balance Sheet except that it shall be adjusted (w) to exclude any bad debt reserve or similar reserve with respect to accounts receivable, (x) to include $2.0 million for the contract referred to in Schedule 2.2(k) of the Merger Agreement, (y) to exclude the Excluded Balance Sheet Assets (as defined in Section 1.1(b)) as provided in Section 1.1(b) below and (z) to deduct the Balance Sheet Liabilities (as defined in Section 1.1(c)) as provided in Section 1.1(c) below (but shall not be adjusted to add any amount for spare parts).

          (b) Excluded Assets and Adjusting Liabilities. The following balance sheet items (collectively, the "Excluded Balance Sheet Assets") shall be excluded from the Adjusted Closing Audited Balance Sheet:

               (i) Any Deferred Tax Asset (as defined in Schedule 2.2 of the Merger Agreement);

               (ii) Any goodwill asset other than the AB Goodwill (as defined in Schedule 2.2 of the Merger Agreement);

               (iii) Any TR Inventory (as defined in Schedule 2.2 of the Merger Agreement) in excess of $5.5 million;

               (iv) Any TR Fixed Assets (as defined in Schedule 2.2 of the Merger Agreement) in excess of $8 million;

               (v) Any TS Prepaid  and Long Term  Assets (as defined in Schedule
               2.2 of the Merger Agreement); and

               (vi)  Any  Spacenet  Intercompany   Receivables  (as  defined  in
               Schedule 2.2 of the Merger Agreement); and

               (vii) An amount of $3.0 million.

          (c) Balance Sheet Liabilities. The following balance sheet items (collectively, the "Balance Sheet Liabilities") shall be deducted from the Adjusted Closing Audited Balance Sheet:

               (i) $500,000;

               (ii) Any TS/CL Liabilities (as defined in Schedule 2.2 of the Merger Agreement) in excess of $2.5 million; and

               (iii) Any Spacenet  Intercompany Payables (as defined in Schedule
               2.2 of the Merger Agreement).

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          (d) Resolution of Objections.  If Gilat or its  representatives  shall have any objections to the Adjusted Closing Audited Balance Sheet, Gilat shall deliver a written notice describing such objections to GE Americom within 60 days after receiving the Adjusted Closing Audited Balance Sheet. Gilat and GE Americom (by themselves or through their respective representatives) will use their reasonable best efforts to engage in good-faith negotiations to resolve any such objections promptly after receipt by GE Americom of such notice.

          If a final resolution is not obtained promptly after GE Americom first receives notice of Gilat's objections to the Adjusted Closing Audited Balance Sheet, the parties shall submit their disagreement to Deloitte & Touche LLP or such other "Big Five" accounting firm (other than KPMG Peat Marwick LLP or PricewaterhouseCoopers LLP) as GE Americom and Gilat may agree upon (the "Independent Third Party") for resolution. The Independent Third Party, acting as experts and not as arbitrators, upon a review of the Adjusted Closing Audited Balance Sheet and consideration of the written objections thereto, shall resolve any such remaining objections and revise the Adjusted Closing Audited Balance Sheet (as agreed to by GE Americom and Gilat or as revised following resolution by the Independent Third Party, the "Final Adjusted Closing Audited Balance Sheet"), determine the Consideration Adjustment (as defined in Section 1.1(e)), if any, and communicate the foregoing to Gilat and GE Americom in writing, not later than 30 days following the submission of such dispute to the Independent Third Party (unless Gilat and GE Americom agree, upon request of the Independent Third Party, to provide the Independent Third Party with additional time to make its determination, which agreement shall not be unreasonably withheld).

          (e) Consideration Adjustment. In the event that the net assets, calculated by subtracting total net liabilities from total net assets on the Final Adjusted Closing Audited Balance Sheet (the "Net Assets"), shall be equal to or greater than Eighty-Five Million U.S. Dollars ($85,000,000) (the "Required Amount"), Gilat shall, within six months after the Closing Date (if possible) and in any event promptly after final determination of the Net Asset amount
(either by agreement of Gilat and GE Americom or the determination of the Independent Third Party), issue and deliver to GE Americom such number of Gilat Ordinary Shares as is equal in value to the amount by which Net Assets exceeds the Required Amount (the "Consideration Adjustment"), with each Gilat Ordinary Share being deemed to have a value equal to (a) if the average closing price of the Gilat Ordinary Shares on the Nasdaq Stock Market for the five consecutive trading days immediately preceding the date of determination is more than 10% higher or more than 10% lower, as the case may be, than $41.3816 (the "Determination Price"), then such average closing price, or (b) if such average closing price is within 10% of $41.3816, then $41.3816. For the avoidance of doubt, in order to calculate the Net Assets, Gilat and GE Americom agree that any Spacenet inventory resulting from the equipment purchases referred to in paragraph (1) of Schedule 6.19 of the Merger Agreement and paid for prior to Closing shall be included in computing Net

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

Assets; any inventory that is not paid for, and any payable associated therewith, shall be excluded in computing Net Assets.

          (f) Utilization of Deferred Tax Asset. For the period following the Closing through the fifth anniversary thereof, to the extent that the Surviving Corporation and the Spacenet Subsidiaries, on a consolidated basis, have pre-tax gross income in any calendar year, Gilat shall within 45 days after the end of each such calendar year notify GE Americom in writing of the amount of the pre-tax gross income and the amount of U.S. corporate income tax the Surviving Corporation would have paid if such pre-tax gross income had constituted taxable income to the Surviving Corporation for such calendar year ("Post-Closing Tax Savings"). Within 10 days of receipt of such notice, Gilat shall issue to GE Americom a number of Gilat Ordinary Shares equal to the amount of the Post-Closing Tax Savings divided by the Determination Price. Notwithstanding the foregoing, Gilat shall not be obligated to issue any Gilat Ordinary Shares to GE Americom to the extent that the aggregate amount of Post-Closing Tax Savings exceeds the lesser of the Deferred Tax Asset and $2 million.

          (g) Determinations of Independent Third Party. The determinations of the Independent Third Party shall for all purposes (including without limitation purposes of Section 1.3(b)) be conclusive, final and non-appealable, shall not be subject to judicial review under any circumstances and shall be binding on Gilat and GE Americom and their respective affiliates. Each of Gilat and GE Americom and their respective affiliates hereby waive the right to appeal any decision of the Independent Third Party, whether to a court of law or otherwise, or to seek to stay or vacate any determination of the Independent Third Party. The fees and expenses of the Independent Third Party incurred in the resolution of such objections shall be shared equally by Gilat and GE Americom. In all cases, Gilat and GE Americom each shall provide each other, their respective representatives and the Independent Third Party full reasonable access to the books and records, any other information, including work papers of its accountants, and to any employees to the extent necessary for the preparation of all financial statements referred to in this Section 1.1.

          (h) Issuances in Lieu of Cash. To the extent that the amount of any cash that GE Americom has a right to receive pursuant to the Merger Agreement is reduced pursuant to Section 2.4 of the Merger Agreement, GE Americom shall be entitled under this Right to receive from Gilat a number of Gilat Ordinary Shares with a value that is equal to the amount by which such cash is reduced (with each Gilat Ordinary Share being deemed to have a value equal to the Determination Price).

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     SECTION 1.2. CERTAIN RESTRICTIONS.

          (a) Until the time Gilat Ordinary Shares are issued under this Right, dividends will not accrue on and GE Americom will not be entitled to any dividends on the Gilat Ordinary Shares which may be issued under this Right, and GE Americom will not be entitled to exercise any voting rights of such shares.

          (b) The maximum number of Gilat Ordinary Shares to be issued purant to this Right shall not exceed the lesser of (i) Three Million (3,000,000) Gilat Ordinary Shares or (ii) the number of Gilat Shares issued to GE Americom pursuant to Section 2.1(b) of the Merger Agreement minus one.

          (c) All Gilat Ordinary Shares to be issued pursuant to this Right shall be issued within five (5) years from the Closing Date.

          (d) In no event shall GE Americom be entitled to receive any cash or property other than Gilat Ordinary Shares pursuant to this Right.

     SECTION 1.3. CERTAIN ADJUSTMENTS.

          (a) If between the date hereof and the time at which Gilat is required to deliver Gilat Ordinary Shares to GE Americom pursuant to this Right, the outstanding Gilat Ordinary Shares shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in shares or other securities shall be declared thereon with a record date within such period, the number of Gilat Ordinary Shares to be delivered to GE Americom pursuant to this Right shall be adjusted accordingly to provide to GE Americom the same economic effect as contemplated by this Right prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

          (b) If between the date hereof and the time at which Gilat is required to deliver Gilat Ordinary Shares to GE Americom pursuant to this Right, Gilat agrees to sell all or substantially all of its assets or agrees to any merger, consolidation, reorganization, division or other corporate transaction in which Gilat Ordinary Shares are converted into another security or into the right to receive securities or property, Gilat and GE Americom agree that any Gilat Ordinary Shares to be issued under this Right shall be issued prior to such conversion. GE Americom and Gilat shall engage in good faith negotiations to determine the number of Gilat Ordinary Shares to be issued. If GE Americom and Gilat are unable to promptly resolve such determination, the parties shall submit their disagreement to the Independent Third Party for prompt resolution. Such issuance of Gilat Ordinary Shares shall be in full satisfaction of Gilat's obligation to issue Gilat Ordinary Shares pursuant to this Right.

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



                                   ARTICLE II.

                               GENERAL PROVISIONS

     SECTION 2.1. NOTICES.

          All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

               (A) If to GE Americom or Spacenet:

                   GE American Communications, Inc.
                   Four Research Way
                   Princeton, NJ 08540-6684
                   Telecopier No.:  (609) 987-4381
                   Attention:  John Dimarco

                   WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

                   Hogan & Hartson L.L.P.
                   Columbia Square
                   555 Thirteenth Street, N.W.
                   Washington, D.C. 20004
                   Telecopier No.:  (202) 637-5910

                   ATTENTION:  Peter A. Rohrbach, Esq.

               (B) If to Gilat or Merger Sub:

                   Gilat Satellite Networks Ltd.
                   Yegia Kapayim St., Kiryat Arye
                   Petah Tikva 49130
                   Israel
                   Telecopier No.:  (972) 3-921-3321
                   Attention:  Yoav Leibovitch

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

                    WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

                    Kleinhendler  &  HaLevy
                    Law  Offices
                    30  Kalisher   Street
                    Tel-Aviv  65257
                    Israel
                    Telecopier No.: (972)3-510-7528
                    Attention: Gene Kleinhendler, Esq.

                    and

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    919 Third Avenue
                    New York, N.Y. 10022
                    Telecopier No.:  (212) 735-2000
                    Attention:  Hildy Shandell, Esq.

     SECTION 2.2. HEADINGS.

          The headings contained in this Right are for reference purposes only and shall not affect in any way the meaning or interpretation of this Right.

     SECTION 2.3. SEVERABILITY.

          If any term or other provision of this Right is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Right shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Right so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 2.4. ENTIRE AGREEMENT.

          This Right (together with the Merger Agreement and the Exhibits, the Schedules and the other documents delivered pursuant hereto and thereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede any prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

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     SECTION 2.5. SPECIFIC PERFORMANCE.

          The transactions contemplated by this Right are unique. accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

     SECTION 2.6. ASSIGNMENT.

          Neither this Right nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise). this Right shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 2.7. THIRD PARTY BENEFICIARIES.

          This Right shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Right, express or implied, is intended to or shall confer upon any other person any Right, benefit or remedy of any nature whatsoever under or by reason of this right.

     SECTION 2.8. GOVERNING LAW.

          Except as otherwise provided herein, this Right shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     SECTION 2.9. COUNTERPARTS.

          This Right may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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          IN WITNESS  WHEREOF,  each of the parties hereto has caused this Right to be executed and delivered on its behalf as of the date first written above.

                        GE AMERICAN COMMUNICATIONS, INC.

                        By: /s/ John F. Connelly
                            ---------------------------
                            Name:  John F. Connelly
                            Title: President and Chief
                                   Executive Officer

                        GE CAPITAL SPACENET SERVICES, INC.

                        By: /s/ Gino O. Picasso
                            ----------------------------
                            Name:  Gino O. Picasso
                            Title: President

                        GILAT SATELLITE NETWORKS LTD.

                        By: /s/ Yoel Gat
                            ------------------------------
                            Name:  Yoel Gat
                            Title: Chief Executive Officer

                        JONAH ACQUISITION CORPORATION

                        By: /s/ Yoav Leibovitch
                            -------------------------------
                            Name:  Yoav Leibovitch
                            Title: Vice President, Chief Financial
                                   Officer and Secretary



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